SWK Holdings Announces Strategic Plan to Focus on Core Specialty Finance Business

Commitment to focus on and grow SWK’s core specialty finance business going forward

•	The Company will pursue opportunities to optimize its capital structure with additional leverage to enhance returns and improve the business’ growth.

DALLAS, November 1, 2021 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small and mid-sized commercial-stage companies, today provided an update on the results of the Strategic Review Committee’s evaluation of strategic alternatives for the Company.

The Strategic Review Committee was formed by SWK in May 2021 to identify, review and explore strategic alternatives for the Company with a view to maximizing stockholder value. With its advisors, the committee completed a comprehensive review of strategic alternatives for each segment of the Company. The committee did not identify a transaction or alternative strategies that could be supported by both the Company’s Board of Directors (the “Board”) and Carlson Capital, L.P. (“Carlson”), the Company’s principal stockholder.

Following the conclusion of the strategic review, the SWK Board approved a streamlined go-forward business plan and has begun implementing several new measures in light of the Company’s current governance. The goal of these measures is to improve SWK’s strategic focus, growth profile, and capital allocation. The Board believes these measures will allow the Company to generate long-term value for stockholders.

Winston Black, Chairman and CEO of SWK Holdings, stated, “After conducting a thorough review of alternatives, SWK is excited to announce a number of changes to our corporate strategy. Importantly, our decisions were informed by our own internal valuation of the Company’s assets, as well as an independent, third-party valuation that supports our belief that the Company’s core specialty finance assets have value in excess of their GAAP carrying value. We believe that, in light of the Company’s current governance, growing the specialty finance business while optimizing the Company’s capital structure and realizing the value of all of the Company’s assets over time is the best way to maximize value for all shareholders.”

Mr. Black continued, “SWK has successfully executed investments in small and mid-sized companies in the life sciences sector since 2012. During that time, the team has deployed over $600 million of capital into 42 investments, generating a realized IRR of 20% as of June 30, 2021. We believe that focusing the Company on this successful franchise and positioning it for further success with additional capital and an appropriate amount of leverage should lead to continued growth in cash flow, earnings, and book value, and also improve the Company’s return on equity.”

Strategy to enhance shareholder return

The SWK Board intends to increase the Company’s use of leverage to grow the return on equity and permit the Company to make additional investments. SWK will continue to evaluate strategic alternatives for its non-core assets. SWK will also consider establishing a regular dividend policy and expanding the Company’s existing share repurchase program, each subject to approval by Carlson per the 2014 stockholders’ agreement, to generate value for stockholders. The Board believes the potential distribution of cash, along with the addition of a prudent leverage structure, could position SWK to realize a greater return on equity and continue to utilize SWK’s material Net Operating Loss assets while sticking to its proven core strategy.

Mr. Black concluded, “The combined result of these initiatives should help SWK focus its resources on its core business. Commitment to that strategy and growth in SWK’s portfolio should lead to meaningful value creation for shareholders. Further, the Board will continue to look for opportunities for shareholders to participate in the proceeds generated by our specialty finance business. We believe there remains substantial value in our shares when taking into account the core specialty finance business and the additional value represented by our royalties and equity-related/warrant portfolio not reflected in the GAAP carrying value.”

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “would,” “could,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Maureen McEnroe, CFA (Investors)

+1 212.375.2664

mmcenroe@tiberend.com

Jason Rando (Media)

+1 212.375.2665

jrando@tiberend.com